Exhibit 10.08
TEMPLE-INLAND INC.
PERFORMANCE STOCK UNITS AGREEMENT

EMPLOYEE:	«ExecName»
GRANT DATE:	February 3, 2006
NUMBER OF PERFORMANCE STOCK UNITS:	«PendShares»
AWARD PERIOD:	Fiscal years 2006, 2007, and 2008

     This Agreement is entered into between TEMPLE-INLAND INC., a Delaware corporation (“Temple-Inland”) and the Employee named above, and is an integral and inseparable term of Employee’s employment as an employee of Temple-Inland or an Affiliate. In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, Temple-Inland and the Employee hereby agree as follows:
1.	This Agreement and the award hereunder is subject to all the restrictions, terms and provisions of the Temple-Inland Inc. 2003 Stock Incentive Plan and of the Temple-Inland Standard Terms and Conditions for Performance Stock Units dated February 3, 2006 (together, the “Plan”) which are herein incorporated by reference and with which the Employee hereby agrees. Terms used in this Agreement that are not otherwise defined herein shall have the same meaning as set forth in the Plan.
2.	For the purpose set forth in the Plan, and subject to the restrictions, terms and conditions of the Plan and this Agreement, Temple-Inland hereby awards to the Employee the number of shares of Performance Stock Units stated above (the “Performance Stock Units”). No payment shall be made unless the Company achieves the Performance Goal(s) specified at the time of grant by the Committee. The Committee retains the discretion to pay less than the specified percentage amount of the Performance Stock Units.
3.	The Performance Stock Units will be represented by a book entry credited in the name of the Employee. The Employee will not have the right to vote the Performance Stock Units nor to receive dividends or dividend equivalent payments except to the extent separately granted by the Committee.
4.	Temple-Inland shall pay the value of the Performance Stock Units in cash only if and to the extent that the Committee certifies achievement of the Performance Goal(s) specified in paragraph 2 and determines to make payment. Such determination shall be made during the first two and one-half months following the expiration of the Award Period, and payment shall be made promptly after the determination. If no determination is made during such period, the Performance Stock Units shall terminate. Temple-Inland’s obligation to make cash payments shall be subject to applicable federal, state and local tax withholding requirements.
5.	Except as provided in the Plan, upon termination of employment, all Performance Stock Units granted hereunder shall terminate. Nothing in the Plan or this Agreement shall confer on any individual any right to continue in the employ of Temple-Inland or any of its Affiliates or interfere in any way with the right of Temple-Inland or any of its Affiliates to terminate his or her employment at any time, with or without cause, notwithstanding the possibility that the benefits receivable by an employee under this Agreement may thereby be reduced or eliminated.
6.	No right or benefit under the Plan or this Agreement shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit under the Plan or this Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit. If any Employee or beneficiary under the Plan or this Agreement should become bankrupt or attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge any right or benefit under the Plan or this Agreement, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Committee in its discretion may hold or apply the same or any part thereof for the benefit of the Employee or his or her beneficiary, spouse, children or other dependents, or any of them, in such manner and in such proportion as the Committee may deem proper.
7.	The Employee hereby agrees that the award of performance units is special incentive compensation and that they shall not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit sharing plan of Temple-Inland or any Affiliate. In addition, each Employee shall be deemed to have agreed that such award will not affect the amount of any life insurance coverage or short or long-term disability coverage provided by Temple-Inland or its Affiliates.
8.	The Employee and Temple-Inland agree that this Agreement arises out of, and is inseparable from, the Employee’s employment with Temple-Inland or any of its Affiliates. The Employee and Temple-Inland further agree to final and binding arbitration as the exclusive forum for resolution of any dispute of any nature whatsoever, whether initiated by the Employee or Temple-Inland, arising out of, related to, or connected with Employee’s employment with, or termination by, Temple-Inland or any of its Affiliates. This includes, without limitation, any dispute arising out of the application, interpretation, enforcement, or claimed breach of this Agreement. The only exceptions to the scope of this arbitration provision are claims arising under any written agreement between the Employee and Temple-Inland or its Affiliate that expressly provides that such claims are not subject to binding arbitration. Arbitration under this provision shall be conducted under the employment dispute rules and procedures of either the American Arbitration Association or of JAMS/Endispute, according to the preference of the party initiating such arbitration. Appeal from, or confirmation of, any arbitration award under this paragraph may be made to any court of competent jurisdiction under standards applicable to appeal or confirmation of arbitration awards under the Federal Arbitration Act. This arbitration provision and related proceedings shall be subject to and governed by the Federal Arbitration Act.
9.	The Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan. In the event of an inconsistency between any provision of the Plan and this Agreement, the terms of the Plan shall control. This Agreement shall be binding upon and inure to the benefit of Temple-Inland and its successors and assigns and shall be binding upon and inure to the benefit of the Employee and his or her legatees, distributees and personal representatives. This Agreement shall be governed by and construed in accord with federal law, where applicable, and otherwise with the laws of the State of Texas.
     IN WITNESS WHEREOF, Temple-Inland has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Employee has hereunto set his or her hand, all as of the Grant Date above written.
TEMPLE-INLAND INC.

By:

	Leslie K. O’Neal, Secretary	«ExecName»

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